Yunnan Kangsi Law Offices

Add: 12th Floor of Construction Building, Tangzi Alley and Beijing Road, Kunming,

Yunnan, China 650000

Tel: 86-15087124255            E-mail: yxnie@ymail.com

February 1st, 2019

Re: Consent Letter on Dogness (International) Corporation – Form F-3

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Dogness (International) Corporation (the “Company”), a company incorporated under the laws of the British Virgin Islands in connection with the filing on Form F-3 to register up to $88,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Yunnan Kangsi Law Offices

Yunnan Kangsi Law Offices